Exhibit 99.2

Scilex Pharmaceuticals Inc.

Financial Statements

September 30, 2016

Scilex Pharmaceuticals Inc.

SCILEX PHARMACEUTICALS INC.

BALANCE SHEETS

	September 30, 2016	December 31, 2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$65,680	$5,750,768
Accounts receivable (See Note 10)	22,212	94,976
Prepaid expenses	161,777	645,035

Total current assets	249,669	6,490,779
Restricted cash	100,197	250,101
Security deposit	42,825	12,825
Property and equipment, net	243,031	170,978

Total assets	$635,722	$6,924,683

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$2,652,658	$244,891
Accrued expenses	549,543	394,749
Advanced capital	500,000	-
Loan payable	100,000	-

Total current liabilities	3,802,201	639,640

Commitments and Contingencies
Stockholders’ (deficit) equity
Common stock, $0.0001 par value, 200,000,000 shares authorized; 20,973,150 and 20,845,520 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	2,098	2,086
Additional paid-in-capital	22,243,051	21,125,532
Accumulated deficit	(25,411,628)	(14,842,575)

Total stockholders’ (deficit) equity	(3,166,479)	6,285,043

Total liabilities and stockholders’ (deficit) equity	$635,722	$6,924,683

See accompanying notes to financial statements

SCILEX PHARMACEUTICALS INC.

STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015

	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues	$-	$-	$-	$-

Operating expenses:
Research and development	310,177	299,623	1,146,513	820,913
General and administrative	1,549,893	1,434,191	9,410,101	2,559,459

Total operating expenses	1,860,070	1,733,814	10,556,614	3,380,372

Loss from operations	(1,860,070)	(1,733,814)	(10,556,614)	(3,380,372)

Other expense:
Interest expense, net	13,001	490	12,439	2,612

Total other expense	13,001	490	12,439	2,612

Net loss	$(1,873,071)	$(1,734,304)	$(10,569,053)	$(3,382,984)

See accompanying notes to financial statements

SCILEX PHARMACEUTICALS INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

	Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ (Deficit) Equity
	Shares	Amount
Balance as of December 31, 2014	14,924,515	$1,493	$8,047,043	$(8,682,389)	$(633,853)

Issuance of shares and warrants, net of offering costs	5,921,005	593	12,971,164	-	12,971,757
Stock based compensation	-	-	107,325	-	107,325
Net loss	-	-	-	(6,160,186)	(6,160,186)

Balance as of December 31, 2015	20,845,520	$2,086	$21,125,532	$(14,842,575)	$6,285,043

Stock based compensation	-	-	731,489	-	731,489
Issuance of shares, net of offering costs	117,630	11	365,931	-	365,942
Stock option exercise	10,000	1	20,099	-	20,100
Net loss	-	-	-	(10,569,053)	(10,569,053)

Balance as of September 30, 2016 (unaudited)	20,973,150	$2,098	$22,243,051	$(25,411,628)	$(3,166,479)

See accompanying notes to financial statements

SCILEX PHARMACEUTICALS INC.

STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,
	2016	2015
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(10,569,053)	$(3,382,984)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	61,237	4,613
Stock based compensation	731,489	56,461
Changes in operating assets and liabilities:
Restricted cash	149,904	-
Accounts receivable	72,764	(120,076)
Prepaid expenses	483,258	(216,694)
Security deposit	(30,000)	(12,825)
Accounts payable	2,407,767	(346,052)
Accrued expenses	154,572	85,710
Accrued interest payable	222	(14,916)

Net cash used in operating activities	(6,537,840)	(3,946,763)

Cash flows from investing activities:
Purchase of property and equipment	(133,290)	(47,287)
Change in restricted cash	-	(100,018)

Net cash used in investing activities	(133,290)	(147,305)

Cash flows from financing activities:
Borrowings (payments) on notes payable	100,000	(61,461)
Issuance of shares and warrants, net of offering costs	365,942	13,060,925
Proceeds from exercise of stock options’	20,100	-
Advanced capital received	500,000	-

Net cash provided by financing activities	986,042	12,999,464

Net (decrease) increase in cash and cash equivalents	(5,685,088)	8,905,396

Cash and cash equivalents at beginning of period	5,750,768	205,978

Cash and cash equivalents at end of period	$65,680	$9,111,374

Non-cash financing activities:
Reclassification of deferred offering costs to equity	$-	$89,168

See accompanying notes to financial statements

SCILEX PHARMACEUTICALS INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES

Scilex Pharmaceuticals Inc. (“Scilex” or the “Company”) is a Delaware corporation headquartered in Malvern, Pennsylvania. The Company was originally formed as a limited liability company (“LLC”) on September 21, 2012, and subsequently converted to a corporation as of February 3, 2014. The Company is focused on the development and commercialization of specialty pharmaceutical products for the treatment of pain. The initial focus of the Company is directed primarily toward developing its first product candidate, ZTlido™ (lidocaine patch 1.8%), a branded, non-aqueous topical lidocaine patch formulated for the treatment of the pain associated with post-herpetic neuralgia, or PHN, a chronic, painful condition that may follow a shingles infection.

NOTE 2 – BASIS OF PRESENTATION

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented.

The Company currently operates in one business segment focusing on the development and commercialization of its lead product candidate, ZTlido™. The Company is not organized by market and is managed and operated as one business. The Company does not currently operate any separate lines of business or separate business entities.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. From September 21, 2012 (inception) to September 30, 2016, the Company has generated net losses aggregating to approximately $25.4 million. The Company has not yet achieved profitability and anticipates that it will continue to incur net losses in the foreseeable future. The Company had a net loss of approximately $1.9 million and $1.7 million for the three months ended September 30, 2016 and 2015, respectively and approximately $10.6 million and $3.4 million for the nine months ended September 30, 2016 and 2015, respectively. The Company had net cash used in operating activities of approximately $6.5 million and $3.9 million for the nine months ended September 30, 2016 and 2015, respectively. The Company had negative working capital of approximately $3.5 million at September 30, 2016. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

Since the inception of the Company in September 2012 through March 2014, operations have been funded through capital contributions of the four founders of the Company as well as personal loans to the Company by two of the founders. In March 2014, the Company entered into subscription agreements with certain investors raising approximately $4.5 million, net of approximately $489,000 in direct costs, by issuing 2,203,391 units for a purchase price of $2.27 per unit. Each unit was comprised of one share of the Company’s common stock and a five-year warrant to purchase one share of Common Stock at an exercise price of $2.84 per share. In October and November 2014, the Company entered into private placement subscription agreements for an aggregate purchase price of $893,100 from three private investors with substantially the same terms as the March 2014 offering. As described in Note 5, in March 2015, the Company entered into several private placement subscription agreements to sell a total of 5,921,005 shares of common stock at a price of $2.27 per share and five-year warrants to purchase a total of 1,602,130 shares of common stock at an exercise price of $3.00 per share (subject to adjustment), raising approximately $13.1 million, net of approximately $469,000 in offering costs. In May 2016 the Company conducted an offering pursuant to which participating investors purchased an aggregate of 117,630 shares of Common Stock at a price of $4.08 per share for proceeds of $365,942, net of approximately $114,000 in offering costs.

Management cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that the Company raises additional funds by issuing equity securities, the Company’s stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact the Company’s ability to conduct business. If the Company is not able to raise additional capital when required or on acceptable terms, the Company may have to (i) significantly delay, scale back or discontinue the development and/or commercialization of one or more product candidates; (ii) seek collaborators for product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available; or (iii) relinquish or otherwise dispose of rights to technologies, product candidates or products that the Company would otherwise seek to develop or commercialize.

On May 10, 2016 the Company received a Complete Response Letter pursuant to which FDA raised questions regarding the regulatory, clinical, clinical pharmacology, product quality and non-clinical sections of the Company’s New Drug Application (NDA) for ZTlido™. FDA requested additional information and steps be taken including:

•	conducting a new PK study,
•	potentially conducting a three-month toxicity animal study,
•	providing information to demonstrate that the amount of impurities and excipients in the Company’s product are safe,
•	resolving deficiencies raised during the facility inspections of the Company’s API and finished drug supplier, and
•	providing additional information on drug quality, including management, design and purchasing controls.

The Company will need to take additional steps in order to respond to the Complete Response Letter, including conducting a new PK study. The Company met with the FDA at the end of August to discuss the Complete Response Letter. The FDA provided guidance to the Company as to what will be required to address deficiencies in the Complete Response Letter and confirmed a new PK study is required. No assurance can be given that FDA will approve the Company’s NDA on any particular timeframe, or at all.

The Company has finalized a Stock Purchase Agreement with Sorrento Therapeutics Inc. that would fund the Company’s liabilities and purchase a controlling share of the Company’s Stock. The terms of the Stock Purchase Agreement are included in the subsequent events disclosure in note 13.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of these financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosed in the accompanying notes. Actual results may differ from those estimates and such differences may be material to the financial statements. The more significant estimates and assumptions by management include among others: the valuation allowance of deferred tax assets resulting from net operating losses and the valuation of the Company’s common stock, options and warrants to purchase the Company’s common stock.

Cash and Cash Equivalents

All of the Company’s cash accounts are held at U.S. financial institutions, which are insured by the Federal Deposit Insurance Corporation up to $250,000 per account. The Company’s cash balances could exceed insured amounts at any given time; however, the Company has not experienced any such losses.

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

Restricted Cash

As of September 30, 2016, the Company had a certificate of deposit in the amount of $50,000 plus interest with American Express as collateral on corporate credit cards. This restricted cash is included in long-term assets on the Company’s Balance Sheets. In addition, there is a $50,000 standby letter of credit established pursuant to a lease agreement as described in Note 10. This restricted cash is included in long-term assets on the Company’s Balance Sheets.

Accrued Expenses

The Company incurs periodic expenses such as research and development expenses, salaries, facility costs, and professional fees. When a vendor’s invoice is not received for the reporting period, the Company is required to estimate its accrued expenses. This process involves reviewing quotations and contracts, identifying services that have been performed on the Company’s behalf and estimating the level of service performed and the associated cost incurred for the service when the

Company has not yet been invoiced or otherwise notified of the actual cost. The majority of the Company’s service providers invoice monthly in arrears for services performed or when contractual milestones are met. The Company estimates accrued expenses as of each balance sheet date based on facts and circumstances known at that time. The Company periodically confirms the accuracy of its estimates with the service providers and makes adjustments if necessary.

Property and Equipment

Property and equipment is carried at cost and depreciated on a straight-line basis over the estimated useful lives of assets, generally two to seven years. Leasehold improvements are depreciated over the shorter of their estimated useful lives or the term of the respective lease on a straight line basis. Costs for software developed for internal use are accounted for through the capitalization of those costs. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciated are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Accounting for Income Taxes

Deferred tax assets and liabilities are recognized for the expected future consequences of events that have been reflected in the financial statements. Deferred tax assets and liabilities are determined based on the differences between the book and tax basis of assets and liabilities and operating loss carryforwards, using tax rates expected to be in effect for the years in which the differences are expected to reverse. Such differences arise primarily from stock-based compensation and net operating loss carryforwards. The Company records a valuation allowance to reduce deferred income tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Research and Development

The Company expenses the cost of research and development as incurred. Research and development expenses comprise costs incurred in performing research and development activities, including clinical trial costs, manufacturing costs for both clinical and pre-clinical materials as well as other contracted services, license fees, and other external costs. Nonrefundable advance payments for goods and services that will be used in future research and development activities are expensed when the activity is performed or when the goods have been received, rather than when payment is made, in accordance with ASC 730, Research and Development.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1 - defined as observable inputs such as quoted prices for identical instruments in active markets;

●

Level 2 - defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●

Level 3 - defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurement and Disclosures, requires all entities to disclose the fair value of financial instruments, both assets and liabilities for which it is practicable to estimate fair value, and defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of September 30, 2016 and December 31, 2015, the recorded values of cash, accounts receivable, accounts payable, accrued expenses, advanced capital and loan payable approximated their fair value due to the short-term nature of the instruments. The recorded value of restricted cash as of September 30, 2016 and December 31, 2015 approximated its fair value because the interest earned on the deposits reflect current market.

Employee Stock Based Compensation

Stock based compensation issued to employees and members of the Company’s Board of Directors is measured at the date of grant based on the estimated fair value of the award, net of estimated forfeitures. The grant date fair value of a stock based award is recognized as an expense over the requisite service period of the award on a straight-line basis.

For purposes of determining the variables used in the calculation of stock based compensation issued to employees the Company performs an analysis of current market data and historical data to calculate an estimate of implied volatility, the expected term of the option, and the expected forfeiture rate. With the exception of the expected forfeiture rate, which is not an input, the Company uses these estimates as variables in the Black-Scholes option pricing model. Depending upon the number of stock options granted, any fluctuations in these calculations could have a material effect on the results presented in the Company’s statement of operations. In addition, any differences between estimated forfeitures and actual forfeitures could also have a material impact on the Company’s financial statements.

Stock Based Compensation Issued to Nonemployees

Common stock issued to non-employees for acquiring goods or providing services is recognized at fair value when the goods are obtained or over the service period. If the award contains performance conditions, the measurement date of the award is the earlier of the date at which a commitment for performance by the non-employee is reached or the date at which performance is reached. A performance commitment is reached when performance by the non-employee is probable because of sufficiently large disincentives for nonperformance.

Recent Accounting Pronouncements

On February 25, 2016, the Financial Accounting Standards Board (FASB) issued its new lease accounting guidance in Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842). Under the new guidance, lessees will be required to recognize for all leases (with the exception of short-term leases) a lease liability, which is a lessee‘s obligation to make lease payments arising from a lease, measured on a discounted basis and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The new standard is effective for fiscal year beginning after December 15, 2018, including interim periods within those fiscal years (i.e. a January 1, 2019 effective date). The Company has yet to evaluate the effect the guidance will have on the Company’s financial position, results of operations or cash flows.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which provides guidance regarding management’s responsibility to assess whether substantial doubt exists regarding the ability to continue as a going concern and to provide related footnote disclosures. In connection with preparing financial statements for each annual and interim reporting period, management should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). This ASU is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. The adoption of this guidance by the Company is not expected to have a material impact on the Company’s financial position, results of operations, or cash flows.

ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, includes amendments on recognition, measurement, presentation, and disclosure of financial instruments. It requires an entity to (1) measure equity investments at fair value through net income, with certain exceptions; (2) present in OCI the changes in instrument-specific credit risk for financial liabilities measured using the fair value option; (3) present financial assets and financial liabilities by measurement category and form of financial asset; (4) calculate the fair value of financial instruments for disclosure purposes based on an exit price; and (5) assess a valuation allowance on deferred tax assets related to unrealized losses on available-for-sale debt securities in combination with other deferred tax assets. The ASU provides an election to subsequently measure certain nonmarketable equity investments at cost less any impairment and adjusted for certain observable price changes. The ASU also requires a qualitative impairment assessment of such equity investments and amends certain fair value disclosure requirements. The ASU is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. For all other entities, the ASU is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019, with early adoption permitted for fiscal years beginning after December 15, 2017, including interim periods within those years. Certain provisions of the ASU are eligible for early adoption. The Company has yet to evaluate the effect the guidance will have on the Company’s financial position, results of operations or cash flows.

ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, introduces targeted amendments intended to simplify the accounting for stock compensation. Specifically, the ASU requires all excess tax benefits and tax deficiencies (including tax benefits of dividends on share-based payment awards) to be recognized as income tax expense or benefit in the income statement. The tax effects of exercised or vested awards should be treated as discrete items in the reporting period in which they occur. An entity also should recognize excess tax benefits, and assess the need for a valuation allowance, regardless of whether the benefit reduces taxes payable in the current period. That is, off balance sheet accounting for net operating losses stemming from excess tax benefits would no longer be required and instead such net operating losses would be recognized when they arise. Existing net operating losses that are currently tracked off balance sheet would be recognized, net of a valuation allowance if required, through an adjustment to opening retained earnings in the period of adoption. Entities will no longer need to maintain and track an “APIC pool.” The ASU also requires excess tax benefits to be classified along with other income tax cash flows as an operating activity in the statement of cash flows. In addition, the ASU elevates the statutory tax withholding threshold to qualify for equity classification up to the maximum statutory tax rates in the applicable jurisdiction(s). The ASU also clarifies that cash paid by an employer when directly withholding shares for tax withholding purposes should be classified as a financing activity. The ASU provides an optional accounting policy election (with limited exceptions), to be applied on an entity-wide basis, to either estimate the number of awards that are expected to vest (consistent with existing U.S. GAAP) or account for forfeitures when they occur. Further, the ASU provides two accounting alternatives to nonpublic entities: (1) a nonpublic entity can make an accounting policy election to apply a practical expedient to estimate the expected term for all awards with performance or service conditions that meet certain conditions, or (2) a nonpublic entity can make a one-time accounting policy election to switch from measuring all liability-classified awards at fair value to intrinsic value. The ASU is effective for public business entities for annual periods beginning after December 15, 2016, and interim periods within those annual periods. For all other entities, the amendments are effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted in any interim or annual period for which the financial statements have not been issued or made available to be issued. Certain detailed transition provisions apply if an entity elects to early adopt. The Company has yet to evaluate the effect the guidance will have on the Company’s financial position, results of operations or cash flow.

ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments, introduces guidance on eight specific cash flow issues. Currently there is diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows under Topic 230, State of Cash Flows and other Topics. This update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The ASU is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that elects early adoption must adopt all of the amendments in the same period. The Company has yet to evaluate the effect the guidance will have on the Company’s cash flow.

ASU 2016-18, Restricted Cash, stakeholders indicated that diversity exists in the classification and presentation of changes in restricted cash on the statement of cash flows under Topic 230, Statement of Cash Flows. Entities classify transfers between cash and restricted cash as operating, investing, or financing activities, or as a combination of those activities, in the statement of cash flows. Also, some entities present direct cash receipts into, and direct cash payments made from, a bank account that holds restricted cash as cash inflows and cash outflows, while others disclose those cash flows as noncash investing or financing activities. This Update addresses that diversity. The ASU is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The Company has yet to evaluate the effect the guidance will have on the Company’s cash flow.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	Estimated Life	September 30, 2016	December 31, 2015

Computers & Equipment	5 years	$127,825	$75,171
Furniture	7 years	53,384	53,384
Leasehold Improvements	1.8 years	72,219	63,967
CIP - Internally Developed Software	3 years	72,384	-

Total property and equipment		325,812	192,522
Accumulated depreciation / amortization		(82,781)	(21,544)

Total property and equipment, net of accumulated depreciation		$243,031	$170,978

Depreciation expense of approximately $22,000 and $4,400 was recognized for the three months ended September 30, 2016 and 2015, respectively and approximately $61,000 and $4,600 was recognized for the nine months ended September 30, 2016 and 2015, respectively. This was classified in general and administrative expenses in the accompanying Statements of Operations.

NOTE 5 – STOCK TRANSACTIONS

In October 2014, the Company entered into a subscription agreement with an investor raising approximately $800,000 by selling 352,000 units at a price per unit of $2.27, with each unit consisting of one share of common stock and a five-year warrant to purchase one share of the Company’s common stock at an exercise price of $2.84, subject to adjustment. Upon entering into the subscription agreement with the investor, the Company also agreed to issue an additional warrant to purchase shares of common stock equal to 15% of the total number of shares of common stock underlying the warrants issued to the investor in connection with the investor’s subscription at an exercise price of $2.84 if the Company fails to make its common stock to either be (i) listed on a national securities exchange or (ii) admitted for quotation on any market maintained by OTC Markets Group Inc. or the OTC Bulletin Board (or any successor market), on or prior to April 30, 2015, (i) and (ii), the “Listing”. On May 1, 2015, the Company issued the investor an additional warrant to purchase 52,800 shares of the Company’s common stock as the Company did not complete a Listing as of April 30, 2015.

On March 19, 2015, the Company sold to Itochu Chemical Frontier Corporation, an independent investor, an aggregate of 4,845,815 shares of the Company’s common stock and a five-year warrant to purchase 1,333,333 shares of the Company’s common stock at an exercise price of $3.00 per share, subject to adjustment (“Itochu Warrant”), for an aggregate purchase price of $11,000,000. In connection with this investment, the Company entered into a registration rights agreement with Itochu, which provides Itochu with piggyback registration rights, including first priority piggyback registration rights with respect to five percent of the shares held by Itochu. In connection with this investment, the Company also entered into a shareholders’ agreement with Itochu to: (i) grant Itochu the right to appoint a director to the Board of Directors upon its exercise in full of the Itochu Warrant and the passage of two years since the date of issuance of the Itochu Warrant; (ii) grant Itochu the right to designate a Board advisor who has the right to attend Board meetings and receive business updates until such time as the conditions to its right to appoint a director are satisfied; and (iii) grant Itochu certain informational and consultation rights. In addition, the agreement provides that beginning with the fiscal year that commences at least two full calendar years after the Company begins generating revenue from the sales of ZTlido, within 90 days after the end of each such fiscal year, the Company shall use reasonable best efforts to issue an annual cash dividend to the holders of the shares of the Company’s common stock in a minimum amount equal to ten percent (10%) of the Company’s net income for the previous year; provided, however the Company’s Board of Directors shall be able to reduce such amount if such reduction is made in accordance with its fiduciary duties, Delaware General Corporation Law, the fraudulent conveyance laws, and other applicable laws.

During March 2015, the Company entered into subscription agreements with certain investors in connection with a private placement raising approximately $2.4 million, net of offering costs, by selling 1,075,190 units at a price per unit of $2.27, with each unit consisting of one share of common stock and a five-year warrant to purchase an aggregate of 268,797 shares of the Company’s common stock at an exercise price of $3.00 per share, subject to adjustment. In connection with this investment, the Company entered into a registration rights agreement with these investors which provides them with piggyback registration rights.

During May 2016, the Company conducted an offering pursuant to which participating investors purchased an aggregate of 117,630 shares of Common Stock at a price of $4.08 per share for proceeds of $365,942, net of approximately $114,000 in offering costs.

During August 2016, an ex-employee exercised his stock options to purchase 10,000 share of Common Stock at a price of $2.01 per share for proceeds of $20,100.

Common Stock Valuation

Due to the absence of an active market for the Company’s common stock, the fair value of the Company’s common stock for purposes of determining the exercise price for stock option grants is determined by the Company’s Board of Directors, with the assistance and upon the recommendation of management, in good faith, based on a number of objective and subjective factors consistent with the methodologies outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, including:

Management estimated the fair value of the Company’s common shares by reference to the concurrent sale of units to third parties when available. The table below presents the prices received from sales to third parties of the Company’s common stock and warrant to purchase common stock from inception to date (May 2016 Private Placement did not provide for any warrants):

Date	Number of units sold	Price Per Unit

March 2014 Private Placement	2,203,391	$2.27
October and November 2014 Private Placement	393,013	$2.27
March 2015 Private Placement	5,921,005	$2.27
May 2016 Private Placement	117,630	$4.08

Management used the Black-Scholes valuation model to value the warrant component of the unit with known inputs from the third party unit sales (warrant term, exercise price and expiration date) with the following assumptions to solve for the price of the Company’s common shares using an iterative process to allocate the price per unit of $2.27 to the share of common stock and warrants comprising the unit:

Nine months ended September 30, 2015
Expected dividend yield	-
Expected stock-price volatility	82.43%
Risk-free interest rate	1.41% - 1.60%
Term of warrants	5

Expected dividend yield. The Company bases the expected dividend yield assumption on the fact that the Company has never paid cash dividends and has no present intention to pay cash dividends on the Company’s common stock.

Expected stock-price volatility. The expected stock-price volatility assumption is based on volatilities of a peer group of similar companies whose share prices are publicly available. The peer group was developed based on companies in the transdermal patch industry. In selecting the peer group, management considered publicly-traded transdermal patch companies with existing clinical stage branded and generic transdermal patches. Management further considered the development stage of the peer group companies.

Risk-free interest rate. The Company bases the risk-free interest rate assumption on observed interest rates appropriate for the term of the warrants.

Expected term of warrants. The expected term of warrants represents the period of time that the warrants are expected to be outstanding and can be exercised. The warrant term comes directly from the individual warrant agreements and is disclosed under the Exercise period of those agreements.

The calculation resulted in a fair value for the common stock of $1.98 as of the March 2015 Private Placement.

Management estimates the fair market value of the Company’s common stock by utilizing a combination of three approaches, Real Options, Recent Transactions and Accumulated Assets. The three approaches were conducted to analyze the valuation as of March 31, 2015 and December 31, 2015 for purposes of establishing stock option exercise prices and for utilization in the Black-Scholes option-pricing method for calculating stock-based compensation expense, as discussed below in Note 7. The resulting implied per share value of the Company’s common stock was $2.16 and $2.01 per share as of valuation dates of March 31, 2015 and December 31, 2015, respectively. For the May and June 2016 stock option issuance, the pricing method used was predicated upon the $4.08 per share paid by market participants in the May 2016 Private Placement.

The fair value of the identified common shares on the date of valuation is summarized below:

		Valuation Date

		May 31, 2016	December 31, 2015	March 31, 2015

Valuation Methods	Weights

Accumulated Assets	20% - 25%		$1.90	$0.63
Recent Transactions	50% - 100%	4.08	1.98	1.98
Real Options-Decision Tree Methods	20% - 25%		2.19	4.24

Weighted Value per share		$4.08	$2.01	$2.16

There are significant judgments and estimates inherent in the determination of these inputs to the valuations. These judgments and estimates include assumptions regarding the Company’s future performance, including the regulatory status of ZTlido; the potential value of a strategic merger or sale at different time points; and the timing and probability of continuing to successfully progress ZTlido toward commercialization under differing operational scenarios, as well as determinations of the appropriate valuation methods. If different assumptions had been applied in the valuations, the Company’s stock-based compensation expense, and net loss would have been significantly different. While the assumptions used represent management’s best estimates, these estimates involve inherent uncertainties and the application of management’s judgment. As a result, if revisions are made to the underlying assumptions and estimates, the Company’s stock-based compensation expense could vary significantly from period to period.

NOTE 6 –WARRANTS

The following represents a summary of outstanding warrants to purchase the Company’s common stock at September 30, 2016 and December 31, 2015 and changes during the period then ended:

`	Warrants	Weighted Average Exercise Price
Outstanding at December 31, 2014	2,529,696	$2.84

Issued	1,654,930	2.99
Expired/ Exercised	-	-

Outstanding at December 31, 2015	4,184,626	$2.90

Issued	-
Expired/ Exercised	-

Outstanding at September 30, 2016	4,184,626	$2.90

Exercisable at September 30, 2016	4,184,626	$2.90

The Company analyzed these outstanding warrants issued as of September 30, 2016 (“Warrants”) in accordance with ASC Topic 815 to determine whether the Warrants meet the definition of a derivative under ASC Topic 815 and, if so, whether the Warrants meet the scope exception of ASC Topic 815, which is that contracts issued or held by the reporting entity that are both (1) indexed to its own stock and (2) classified in stockholders’ equity shall not be considered to be derivative instruments for purposes of ASC Topic 815. The provisions of ASC Topic 815 subtopic 40 “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“ASC Topic 815 subtopic 40”) apply to any freestanding financial instruments or embedded features that have the characteristics of a derivative, as defined by ASC Topic 815 and to any freestanding financial instruments that are potentially settled in an entity’s own common stock. The Company concluded these warrants should be treated as equity since they contain no provisions which would require the Company to account for the warrants as a derivative liability.

NOTE 7 – STOCK BASED COMPENSATION

On February 28, 2014, the Company’s Board of Directors approved the Company’s 2014 Equity Incentive Plan (the “Plan”), effective February 28, 2014. An aggregate of 1,500,000 shares of the Company’s common stock is reserved for issuance under the Plan. For each subsequent year beginning January 1, 2015 (the “Calculation Date”), the aggregate number of shares of stock that are available for issuance will automatically increase by the greater of (i) 500,000 or (ii) such number of shares as is equal to the number of shares sufficient to cause the option pool to equal twenty percent (20%) of the issued and outstanding common stock of the Company at such time. However, if on any Calculation Date the number of shares equal to twenty percent (20%) of the total issued and outstanding shares of common stock is less than the number of shares of common stock available for issuance under the Plan, no change will be made to the aggregate number of shares of common stock issuable under the Plan for that year (such that the aggregate number of shares of common stock available for issuance under the Plan will never decrease). As of September 30, 2016, the aggregate number of shares of stock available for issuance under the Plan is 3,626,567 shares. The exercise price for each option shall be equal to 100% of the fair market value of the common stock on the date of grant, as defined, and shall vest as determined by the Company’s Board of Directors but shall not exceed a ten-year period.

Options Issued to Directors and Employees as Compensation

On September 8, 2015, the Company issued an aggregate of 30,000 options to its directors and 45,000 options to its employees under the Plan. Each option grant has an exercise price of $2.16 per share and vest one-fourth at the grant date with the remaining portion of the award vesting annually, in equal amounts, over three years. These options are exercisable through September 2025.

On February 25, 2016, the Company issued an aggregate of 323,500 options to its employees under the Plan. Each option grant has an exercise price of $2.01 per share and vest one-fourth at the grant date with the remaining portion of the award vesting annually, in equal amounts, over three years. These options are exercisable through February 2026.

On May 20, 2016 the Company issued an aggregate of 35,000 options to its employees under the Plan. On June 1, 2016, the Company issued an aggregate of 30,000 options to its directors and 109,000 options to its employees under the Plan. Each option grant has an exercise price of $4.08 per share and vest one-fourth at the grant date with the remaining portion of the award vesting annually, in equal amounts, over three years. These options are exercisable through May 2026.

During the second and third quarter of 2016, the company accelerated the vesting of certain options for employees that were terminated. The acceleration fully vested these employees’ options as of their termination date. However, the terms regarding expiration of the options post-termination (3 months from the date of termination of employment) were not changed. The Company recognized an expense of approximately $86,000 for the three months ended September 30, 2016 and $292,000 for the nine months ended September 2016.

The Company recognized an expense for option awards of approximately $127,000 and $31,000 for the three months ended September 30, 2016 and 2015, respectively, and approximately $623,000 and $36,000 for the nine months ended September 30, 2016 and 2015 respectively, within general and administrative expenses in the Statement of Operations. Future expense for these option awards is expected to be approximately $402,000.

Options Issued to Nonemployees for Services Received

On September 8, 2015, the Company issued 10-year options to purchase an aggregate of 57,037 shares, at an exercise price of $2.16 per share, to various consultants under the Plan. Options covering 40,037 shares vest one-fourth on each of December 8, 2015, March 8, 2016, June 8, 2016, and September 8, 2016. Options covering the remaining 17,000 shares vest one-fourth at the grant date with the remaining options vesting annually in equal amounts over three years from the grant date.

On February 25, 2016, the Company issued 10-year options to purchase an aggregate of 5,000 shares, at an exercise price of $2.01 per share, to various consultants under the Plan. Options covering these shares vest one-fourth at the grant date with the remaining options vesting annually in equal amounts over three years from the grant date.

On May 10, 2016, May 20, 2016, June 1, 2016 and June 21, 2016 the Company issued 10-year options to purchase an aggregate of 21,000 shares, at an exercise price of $4.08 per share, to various consultants under the Plan. Options covering these shares have various vesting periods. 5,000 shares vest one-fourth at the grant date with the remaining options vesting annually in equal amounts over three years from the grant date, 3,000 shares vest immediately and 13,000 shares vest on a quarterly basis over the next year.

On July 12, 2016 the Company issued 10-year options to purchase an aggregate of 15,000 shares, at an exercise price of $4.08 per share, to various consultants under the Plan. Options covering these shares vest one-fourth each quarter beginning three months from the option issuance date.

The Company recognized an expense for option awards to non-employees of approximately $33,000 and $20,000 for the three months ended September 30, 2016 and 2015, respectively, and approximately $109,000 and $20,000 for the nine months ended September 30, 2016 and 2015 respectively, within general and administrative expenses in the Statement of Operations. Future expense for these option awards is expected to be approximately $107,000.

Option Valuation

The Company calculates the fair value of stock-based compensation awards granted to employees and nonemployees using the Black-Scholes option-pricing method. The Black-Scholes option-pricing method requires the use of subjective assumptions, including stock price volatility, the expected life of stock options, risk free interest rate and the fair value of the underlying common stock on the date of grant. The assumptions used in the Black-Scholes option-pricing method related to Options issued to employees for the three months ended September 30, 2016 and 2015 and for the nine months ended September 30, 2016 and 2015 are set forth below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Expected dividend yield	-	-	-	-
Expected stock-price volatility	91.01%-99.40%	82.04%-105.28%	86.66%-99.40%	82.04%-105.28%
Risk-free interest rate	.33%-1.58%	1.47%-2.4%	.33%-1.84%	1.47%-2.4%
Term of options	.25-9.78	5.75	.25-10	5.75
Stock price	$4.08	$2.16	$2.01-$4.08	$1.98-$2.16

Expected dividend yield. The Company bases the expected dividend yield assumption on the fact that the Company has never paid cash dividends and has no present intention to pay cash dividends on the Company’s common stock.

Expected stock-price volatility. The expected stock-price volatility assumption is based on volatilities of a peer group of similar companies whose share prices are publicly available. The peer group was developed based on companies in the transdermal patch industry. In selecting the peer group, management considered publicly-traded transdermal patch companies with existing clinical stage branded and generic transdermal patches. Management further considered the development stage of the peer group companies.

Risk-free interest rate. The Company bases the risk-free interest rate assumption on observed interest rates appropriate for the expected term of the stock option grants.

Expected term of options. The expected term of options represents the period of time that options are expected to be outstanding. Because the Company does not have historic exercise behavior, the Company determines the expected life assumption for options issued to directors and employees using the simplified method, which is an average of the contractual term of the option and its ordinary vesting period. Contractual term is used for options issued to nonemployees.

The following represents a summary of the Options outstanding at September 30, 2016 and December 31, 2015 and changes during the period then ended:

	Options	Weighted Average Exercise Price
Outstanding at December 31, 2014	24,500	$1.37

Granted	132,037	2.16
Exercised/ Expired/ Forfeited	-	-

Outstanding at December 31, 2015	156,537	$2.04
Granted	538,500	$2.82
Exercised	(10,000)	$2.01
Expired/ Forfeited	(152,500)	$2.49

Outstanding at September 30, 2016	532,537	$2.70

Exercisable at September 30, 2016	248,037	$2.52

Unvested at September 30, 2016	284,500	$2.85

NOTE 8 – ADVANCED CAPITAL

Advanced capital represent money received in advance from Sorrento Therapeutics in relation to the anticipated stock purchase agreement. The advanced capital of $500,000 was for working capital purposes and will be credited against the purchase price of the stock purchase agreement with Sorrento Therapeutics. Since the closing did not occur by September 9, 2016 as noted in the Term sheet between the Company and Sorrento Therapeutics the amount of advanced capital will be considered an investment by Sorrento in the Company’s next third party financing. The advanced capital received was for a variable number of shares that were not specified in the arrangement to be issued at a future date, thus it has been recorded as a liability as of September 30, 2016. The stock purchase agreement closed on November 8, 2016 please see Note 13 for disclosure.

NOTE 9 – LOAN PAYABLE

Loan payable represents money borrowed in September 2016 from Sorrento Therapeutics for working capital purposes in the amount of $100,000. The loans payable accrue interest at 10% and are due on December 31, 2016. The Company executed on this loan in late September 2016 and recognized an expense of $222 for the quarter ended September 30, 2016.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Collaboration Agreement

In February 2013, the Company entered into a product development agreement (as amended, the “Collaboration Agreement”) with two collaborative partners (“Collaborative Partners”), pursuant to which the Collaborative Partners will manufacture and supply ZTlido for the Company. The Collaborative Partners initially developed, and have intellectual property rights relating to, ZTlido. Pursuant to the Collaboration Agreement, the Company acquired an exclusive right to develop and commercialize ZTlido in the United States, Canada, Mexico and all other countries in Latin America. The Collaborative Partners are responsible for sourcing and supplying lidocaine for development and commercialization purposes. In addition, the Collaborative Partners are responsible for supplying ZTlido for development and commercialization purposes. Pursuant to the Collaboration Agreement, the Company is required to make aggregate royalty payments in the mid double digits to the Collaborative Partners based on net profits. Net profits are defined as net sales, less cost of goods and marketing expenses. Net sales are defined as total gross sales of ZTlido, less all applicable deductions, to the extent accrued, paid or allowed in the ordinary course of business with respect to the sale of ZTlido, and to the extent that they are in accordance with GAAP. If the Company were to sublicense the licensed technologies, the Collaborative Partners will receive the same proportion of any sublicensing fees received therefrom. The term of the Collaboration Agreement is ten years, provided that if ZTlido is commercialized during such ten-year period, the agreement shall automatically extend for ten years from the date that ZTlido is commercialized.

In November 2014, the Company entered into three Memorandums of Understanding with the Collaboration Partners whereby:

1.

The Collaboration Partners granted the Company exclusive worldwide license to develop, have developed, make, have made, use, sell, have sold, import, export, promote, market and distribute two new products, one that is a single patch that is bioequivalent to two Lidoderm patches and one that is a single patch that is bioequivalent to three Lidoderm patches.

2.

The Collaboration Partners have granted the Company exclusive rights to develop and commercialize ZTlido in Israel, Russia, South Africa, Australia, and all countries in European Union, including without limitation, each of their respective territories and possessions, upon the Company’s filing of an NDA for ZTlido in July 2015.

3.

As to the United States, Canada, Mexico and Brazil patents, the Collaboration Partners agreed to pay a certain percentage of the cost (including but not limited to attorney’s fees and filing fees) arising in connection with the prosecution and maintenance. In the event the prosecution cost exceeds a particular amount per country and per each application, the excess cost shall be paid by the Company.

Pursuant to these Memorandums of Understanding, as of September 30, 2016, the Company recorded approximately $22,000 for reimbursement from the Collaboration Partners, who are also a related party, in accounts receivable in the accompanying Balance Sheet.

Market Research Agreement

In August 2015, the Company entered into an agreement with a vendor to provide health economic and market access support for ZTlido launch in the U.S. The agreement provides for certain milestone payments totaling approximately $404,000. During the nine months ended September 30, 2016 the Company recognized an aggregate of $50,400 in general and administrative expenses in the accompanying Statement of Operations related to this agreement.

Effective September 25, 2015, the Company entered into a five-year Master Service and License Agreement with a vendor to obtain a limited, non-exclusive, right and license for iLaunchTM, a software and services provided by the vendor to assist in product launch management, tracking and reporting, for an aggregate price of $670,000 payable upon an agreed schedule. The consideration paid by the Company will be recognized as general and administrative expenses over the service period, which began in January 2016 and during the three months ended September 30, 2016, the Company recognized an aggregate of $46,250 and during the nine months ended September 30, 2016, the Company recognized an aggregate of $224,000, in general and administrative expenses in the accompanying Statement of Operations related to this agreement.

Exclusive Distribution Agreement

In August 2015, the Company entered into an agreement to appoint a partner as its exclusive third party logistics distribution agent and as an authorized distributor of record of ZTlido (“Product”) in the U.S., its territories, possessions and commonwealths for an agreed schedule of fees, subject to a 3% annual adjustment. The agreement has an initial term of three years following the first shipment of FDA-approved Product to a commercial customer, and shall automatically renew for additional terms of one year each, unless written notice of termination is given by either party at least 30 days prior to the end of the initial term or any renewal term. In the event of Product recalls, the Company is solely responsible for all product recalls, except in the event that the recalls arise from the partner’s negligence or willful misconduct. Pursuant to the agreement, the Company will be responsible for delivery of Product to and from the partner’s facility, including all costs, expenses and risk of loss associated with such delivery. Title to Product will remain with the Company at all times. As of September 30, 2016, the Product has not yet shipped and the Company has not made any payment to the partner.

Sales Operations Services

In January 2016, the Company entered into a project agreement (the “Agreement”) with a vendor to provide Sales Operations Services and Detailing Services. In connection with the Detailing Services, the Agreement provides that the vendor will provide the Company with full-time sales representatives who shall detail ZTlidoTM (“Product”) by making calls pursuant to a call plan on targets. These sales representatives are to be managed by district managers and a national project director, each of whom will also be provided by the vendor. In connection with the Sales Operation Services, the vendor will provide certain services required for the initial implementation and ongoing operation of the sales force. The Agreement provides for a term continuing until the two-year anniversary of the date of the first call. The term may be extended for additional periods of one year upon the mutual written agreement of the Parties. The Agreement provides that the Company shall pay to the vendor various fees for the services totaling approximately $15,700,000 over the two year contract period, including: (i) an implementation fee upon the Company’s notification to vendor to begin recruiting and hiring activities (the “Notification to Hire”) and upon the hire date of the first sales representative (the “Hire Date”); (ii) prior to the Hire Date, incremental fees in connection with the national project director and district managers; and (iii) commencing on the Hire Date, a fixed monthly fee during Year One of the Term and Year Two of the term. These fees are subject to adjustment based on actual project team composition, as well as re-calculations to reflect, among other things, deviations between assumed salaries and actual salaries of the respective team members. The Agreement provides that the Company will also be responsible for certain pass-through costs incurred by the vendor, including sales force bonuses, travel expenses, costs for meetings and marketing, and other expenses. The Agreement is subject to the terms of a Master Service Agreement entered into between the Company and the vendor in November 2014. As of September 30, 2016 in regards to milestone (i) indicated above there have been partially reached milestones and the Company has recognized an expense of $28,000 in implementation fees for the nine months ended September 30, 2016. The company has also recognized an expense of $132,000 related to services indicated in milestone (iii) above for the nine months ended September 30, 2016. The Commercial agreement remains in place but is temporarily suspended as the company is working with the vendor on the re-configured timelines due to the FDA response letter.

Leases

Effective May 1, 2015, the Company leased a 9,327 square feet office facility for its headquarters in Malvern, Pennsylvania pursuant to a non-cancelable lease term ending on February 14, 2017, which calls for a minimum monthly rent of approximately $12,825 subject to an approximate 3% annual increase in the monthly base rent. In addition, the Company terminated its lease agreement at the previous office space in July 2015 in accordance with the terms of the lease agreement.

The Company entered into a non-cancelable lease agreement on August 31, 2015, which was later amended on September 30, 2015, for a 1,405 square foot office space in Mission Viejo, California. The amended lease term commenced on September 30, 2015 ends on September 30, 2020 and calls for a monthly base rent of $4,117 per month through September 30, 2016, with increasing base rent for each twelve-month period thereafter under the terms of the Lease to a maximum of $4,665 per month for October 1, 2019 to September 30, 2020. The Company provided a security deposit in the form of a $50,000 irrevocable standby letter of credit for the benefit of the landlord. The letter of credit is secured with a restricted cash deposit of the same amount. The letter of credit expired on September 15, 2016 and was amended and extended until September 15, 2017.

The Company recognized rent expense on a straight-line basis over the lease period. Rent expense was approximately $50,000 and $40,000 for the three months ended September 30, 2016 and 2015, respectively and approximately $165,000 and $80,000 for the nine months ended September 30, 2016 and 2015, respectively. Rent expense is recognized in general and administrative expenses in the accompanying Statement of Operations.

Legal

The Company entered into subscription agreements with certain investors in connection with the March 2014 Private Placement and conducted the subsequent Rescission Offer. Although the Company conducted the Rescission Offer to address any potential liability under Section 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10b-5 promulgated thereunder with respect to the Placement Memorandum used in the March 2014 Private Placement, it is not certain that the Rescission Offer has the effect of barring claims relating thereto. The federal securities laws do not provide that a rescission offer will extinguish an investor’s rights under Section 10(b) of the Exchange Act or Rule 10b-5. Consequently, even though certain investors rejected the Rescission Offer, the Company may remain liable thereunder if it is determined that the Private Placement Memorandum contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. In addition, notwithstanding the Rescission Offer, the Company may be subject to claims under state securities and fraud laws. Any such liability may have a material adverse effect on the Company’s business and financial condition. Other than repurchased securities from investors that elected to accept the Recession Offer, the Company has not received any claims by investors related to the Private Placement or Rescission Offer.

In addition, the Company may still be subject to enforcement or other actions by the SEC or state securities regulators in the states in which investors were solicited in the March 2014 Private Placement. In the event that the Company becomes subject to an action by the SEC or state securities regulators, the Company’s business and reputation could be adversely affected. The Company has not received any notice from the SEC or state securities regulators related to the March 2014 Private Placement or Rescission Offer.

The Company is not currently involved in any legal matters arising in the normal course of business, other than as note below. From time to time, the Company could become involved in disputes and various litigation matters that arise in the normal course of business. These may include disputes and lawsuits related to intellectual property, licensing, contract law and employee relations matters. Periodically, the Company reviews the status of significant matters, if any exist, and assesses its potential financial exposure. If the potential loss from any claim or legal claim is considered probable and the amount can be estimated, the Company accrues a liability for the estimated loss. Legal proceedings are subject to uncertainties, and the outcomes are difficult to predict. Because of such uncertainties, accruals are based on the best information available at the time. As additional information becomes available, the Company reassesses the potential liability related to pending claims and litigation.

The Company is current engaged in a legal dispute with a vendor, Fingerpaint Inc. The Company filed an answer and counterclaim to Fingerpaint’s claims and is awaiting a response. No additional progress has been made in the Fingerpaint Inc. litigation. The total disputed amount is approximately $500,000 and is fully reserved for within current liabilities as of September 30, 2016.

NOTE 11 – RELATED PARTY TRANSACTIONS

The Company entered into a Finder’s Agreement for the May 2016 offering with Mid Atlantic Medical Association, which is solely owned by Sanjay Gupta who is a member of the Company’s Scientific Advisory Board. The agreement calls for a grant for a fully-vested ten year option to purchase 3,000 shares of common stock at a price of $4.08 per share. This grant was valued at approximately $11,000 and was recognized as stock based compensation during the period ended June 30, 2016. In addition, as disclosed in Note 10 the Company recorded a receivable for reimbursement from the Collaboration Partners, who are a related party. During June 2016 the Company entered into an agreement with Dohmen Life Science Partners for the purpose of providing the Company with certain clinical and regulatory services. Dr. Floyd is both a member of the Company’s Board and serves as the Chief Science Officer and Business Unit President, Compliance Services of Dohmen.

NOTE 12 – INCOME TAXES

FASB ASC 740 “Income Taxes” contains guidance with respect to uncertain tax positions which applies to all tax positions and clarifies the recognition of tax benefits in the financial statements by providing for a two-step approach of recognition and measurement. The first step involves assessing whether the tax position is more-likely-than-not to be a sustained upon examination based upon its technical merits. The second step involves measurement of the amounts to recognize. Tax positions that meet the more likely than not threshold are measured at the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate finalization with the taxing authority.

The Company does not have any unrecognized tax benefits which would favorably affect the effective tax rate if recognized in future periods, or accrued penalties and interest. If such matters were to arise, the Company would recognize interest and penalties related to income tax matters in income tax expense.

The Company’s major tax jurisdictions are the United States and Pennsylvania. All of the Company’s tax years will remain open three years for examination by the Federal and state tax authorities from the date of utilization of the net operating loss. The Company does not have any tax audits pending.

NOTE 13 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through December 21, 2016, which is the date the financial statements are available to be issued.

On November 8, 2016, we entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Sorrento Therapeutics (NASDAQ: SRNE) pursuant to which, on November 8, 2016, Sorrento acquired from the Scilex Stockholders approximately 72% of the outstanding capital stock of Scilex (the “Acquisition”).

The total value of the maximum consideration payable to the Stockholders in the Acquisition is equal to approximately $47.6 million, subject to certain post-closing adjustments (the “Adjusted Base Consideration”) and the achievement of certain milestones.

At the closing of the Acquisition, Scilex Stockholders that were accredited investors were issued an aggregate of 752,481 shares of Common Stock of Sorrento Therapeutics based on a $6.33 per share price (the “Closing Shares”); provided, however, that twenty percent of the Closing Shares will be held in escrow for a period of six months, and be used, among other things, to satisfy the indemnification obligations of the Scilex Stockholders. In addition to issuing shares of Common Stock at the closing, Sorrento paid cash in the aggregate amount of approximately $4,840 to Scilex Stockholders that were not accredited investors in exchange for such Scilex Stockholders’ shares of the common stock of Scilex.

Under the terms of the Purchase Agreement, Sorrento Therapeutics agreed to provide additional consideration to the accredited Stockholders upon the achievement of certain milestones, as follows: (i) 10% of the Adjusted Base Consideration will be payable in shares of Common Stock upon receipt of notice from the U.S. Food and Drug Administration (the “FDA”) that the FDA has accepted Scilex’s resubmitted new drug application for ZTlido for the treatment of post herpetic neuralgia (the “NDA”), and (ii) 80% of the Adjusted Base Consideration will be payable in shares of Common Stock, cash or a combination of both, at Sorrento’s sole option, upon receipt of notice from the FDA that the FDA has approved the NDA. The Common Stock price per share to be used to calculate the number of shares of Common Stock issuable upon the achievement of these milestones will be based on a formula set forth in the Purchase Agreement, which provides that the Common Stock price per share will not be greater than $25.32 or less than $6.33 (in each case subject to adjustment for stock splits, stock dividends, recapitalizations and the like).

Henry Ji, Ph.D., Sorrento’s President and Chief Executive Officer and a member of Sorrento’s Board of Directors, through one or more of his affiliated entities, and George Ng, Sorrento’s Executive Vice President, Chief Administrative Officer and Chief Legal Officer of Sorrento, were formerly stockholders of Scilex, held approximately 6.5% and 8.6%, respectively, of Scilex’s total outstanding capital stock and sold all of their shares of the capital stock of Scilex to Sorrento in the Acquisition on the same terms as the other Scilex Stockholders.

In connection with the Acquisition, on November 8, 2016, Sorrento Therapeutics and the accredited Scilex Stockholders entered into a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which, among other things, Sorrento agreed to prepare and file one or more registration statements with the SEC for the purpose of registering for resale the Closing Shares and any additional shares of Common Stock that may be issued by Sorrento upon the achievement of milestones in accordance with the Purchase Agreement (collectively, the “Securities”). Under the Registration Rights Agreement, Sorrento filed a registration statement with the SEC registering all of the Closing Shares for resale on December 2, 2016, and no additional registration statements have been required.

Scintilla, a wholly owned subsidiary of Sorrento, and Scilex agreed to terminate the Scilex Binding Term Sheet on November 8, 2016. As a result of the termination of the Scilex Binding Term Sheet, notwithstanding the provisions set forth in the Scilex Binding Term Sheet, Scintilla and Scilex agreed that the $0.5 million standstill payment that Scintilla made to Scilex pursuant to the Scilex Binding Term Sheet shall be deemed a loan made by Scintilla to Scilex, evidenced by a promissory note, dated November 8, 2016, by and between Scintilla and Scilex (the “November Scilex Note”). The November Scilex Note accrues interest at an annual rate equal to the lesser of 10.0% and the maximum interest rate permitted under law, and will be due and payable in full upon the earlier of December 31, 2016 and the occurrence of an event of default, and may be prepaid in full or in part. The November Scilex Note was assigned in full by Scintilla to Sorrento on November 8, 2016. On November 8, 2016, following the closing of the Acquisition, the November Note was repaid by Scilex in full as part of the acquisition closing considerations.

On November 22, 2016, the number of authorized shares of the Company were increased per a resolution of the Board of Directors. The total number of shares of capital stock to be issued is now 220,000,000 shares at $.0001 par value per share. The total shares is comprised of the following 200,000,000 shares, $.0001 par value per share of Common Stock and 20,000,000, $.0001 par value per share of Preferred Stock.

On November 23, 2016, Sorrento Therapeutics, Inc. (the “Parent Company of Scilex Pharmaceuticals”) and certain of its domestic subsidiaries (together with Sorrento , the “Borrowers”) entered into a Loan and Security agreement with Hercules Capital, Inc. (“Hercules”), as a lender and agent for several banks and other financial institutions or entities for a term loan of up to $75.0 million, subject to funding in three tranches (the “Term Loan”). The proceeds of the Term Loan will be used for general corporate purposes and coincided with the repayment of an outstanding debt financing arrangement applicable to Sorrento Therapeutics, Inc.

The Term Loan is secured by substantially all of the Borrowers’ assets, excluding intellectual property, and a pledge of 100% of the equity interests each Borrower holds (other than equity interests held by a Borrower in certain foreign subsidiaries, which is limited to 65% of such voting equity interests and 100% of all other equity interests).